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                                                                    EXHIBIT 12.2



          PRO-FORMA COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)
                                     updated



                                                                        Twenty-Six Weeks
                                               Fiscal Year Ended              Ended
                                                 May 26, 2002           November 24, 2002
Fixed Charges as Defined:
Interest expense                                    $  68,594             $  35,095
Capitalized expense                                       213                    (3)
One third of non-cancelable lease rent                  6,627                 2,898
                                                    ---------             ---------
Total fixed charges (A)                             $  75,434             $  37,990

Earnings as Defined:
Pretax Income (loss)                                $  80,887             $  66,010
Add fixed Charges                                      75,434                37,990
Less capitalized interest                                (213)                    3
                                                    ---------             ---------

Earnings (loss) and fixed charges (B)               $ 156,108             $ 104,003

Ratio of earnings to fixed charges (B/A)                 2.07                  2.74
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